Lord Asset Management Trust
Change in Independent Registered Public Accounting Firm

Effective December 16, 2013, with the approval of the Audit
 Committee of Thomas White Emerging Markets Fund, Thomas White
International Fund, and Thomas White American Opportunities Fund
(separate portfolios constituting Lord Asset Management Trust, hereinafter referred to as the "Funds"), PricewaterhouseCoopers
LLP ("PwC") was dismissed as the independent registered public accounting firm for the Funds. At a meeting held on
December 16, 2013, based on Audit Committee recommendations and approvals, the full Board of Trustees of the Funds approved the appointment of Tait/Weller as the Funds' registered public
accounting firm for the fiscal year ending October 31, 2014.

The reports of PwC on the Funds' financial statements for each of the last two fiscal years contained no adverse opinion or
disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Funds' two most recent fiscal years, and through
December 16, 2013, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Funds' financial statements for such years. During the two most recent fiscal years, and through December 16, 2013, there were no reportable events as defined in Item 304(a)(1)(v) of
Regulation S-K promulgated by the SEC.

The Funds have requested PwC to furnish them with a letter addressed to the SEC stating whether or not it agrees with the above statements.
A copy of such letter, dated June 27, 2014, is filed as an Exhibit to this Form N-SAR